                                                                    Exhibit 10.6

                              AMENDED AND RESTATED

                                  USE AGREEMENT

                                 BY AND BETWEEN

                        THE CITY OF WINTER HAVEN, FLORIDA

                       CLEVELAND INDIANS BASEBALL COMPANY

                               LIMITED PARTNERSHIP













                                OCTOBER 15, 1993

                                TABLE OF CONTENTS

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                                                                                                              PAGE

DEFINITIONS.....................................................................................................  1

         1.1.     Definitions...................................................................................  1
         1.2.     Terms.........................................................................................  6

USE OF BASEBALL FACILITY........................................................................................  6

         2.1.     Indians' Use..................................................................................  6
         2.2.     Minor League Franchise........................................................................  8
         2.3.     Management and Operation of Baseball Facility.................................................  9
         2.4.     Other Uses of Baseball Facility............................................................... 11

TERM............................................................................................................ 11

         3.1.     Initial Term.................................................................................. 11
         3.2.     Renewal Options............................................................................... 12

FINANCING....................................................................................................... 12

IMPROVEMENTS AND ALTERATIONS.................................................................................... 12

         5.1.     City's Improvements to Baseball Facility...................................................... 12
         5.2.     Alterations and Additions by the Indians...................................................... 13

BASEBALL FACILITY REVENUES...................................................................................... 13

         6.1.     City Revenues................................................................................. 13
         6.2.     Office Rent................................................................................... 13
         6.3.     Indians' Revenues............................................................................. 14
         6.4.     Payments...................................................................................... 14

INSURANCE AND SUBROGATION....................................................................................... 15

         7.1.     City's Insurance.............................................................................. 15
         7.2.     Indians' Insurance............................................................................ 16
         7.3.     Insurance Requirements........................................................................ 17
         7.4.     Certificates.................................................................................. 17
         7.5.     Waiver of Subrogation......................................................................... 17

OPERATIONS, MAINTENANCE AND REPAIR.............................................................................. 18

         8.1.     Maintenance and Operating Expenses............................................................ 18
         8.2.     Capital Repairs............................................................................... 18
         8.3.     Maintenance and Repair Procedures............................................................. 18
         8.4.     Emergency Repairs............................................................................. 19
         8.5.     Indians' Self Help............................................................................ 19

TAXES........................................................................................................... 19

         9.1.     Real Estate and Personal Property Taxes....................................................... 19
         9.2.     Sales and Use Taxes........................................................................... 19
         9.3.     Sales Tax; Gross Concession Revenues and Gross Parking Revenues............................... 20

SECURITY AND CROWD CONTROL...................................................................................... 20

RIGHT OF ENTRY AND INSPECTION................................................................................... 21

EVENTS OF DEFAULT AND REMEDIES.................................................................................. 21

         12.1.    Events of Default by the Indians.............................................................. 21
         12.2.    Events of Default by the City................................................................. 22
         12.3.    Remedies...................................................................................... 23
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
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
         12.4.    General Provisions............................................................................ 23
         12.5.    Nondefaulting Party's Right to Cure Defaults.................................................. 24

TERMINATION..................................................................................................... 24

INDEMNIFICATION................................................................................................. 25

         14.1.    Indemnification by the Indians................................................................ 25
         14.2.    Indemnification by the City................................................................... 25
         14.3.    Procedure Regarding Indemnification........................................................... 25
         14.4.    Limitation.................................................................................... 26

ASSIGNMENT...................................................................................................... 27

         15.1.    Assignment By The Indians..................................................................... 27
         15.2.    Assignment By The City........................................................................ 27

EMINENT DOMAIN.................................................................................................. 27

         16.1.    Termination for Condemnation.................................................................. 27
         16.2.    Allocation of Award........................................................................... 28
         16.3.    Performance of Work........................................................................... 28
         16.4.    Temporary Taking.............................................................................. 28

UNTENANTABILITY AND OBLIGATION TO RESTORE UPON DAMAGE........................................................... 29

         17.1.    Property Damage............................................................................... 29
         17.2.    City to Restore............................................................................... 30
         17.3.    Untenantability............................................................................... 30

BASEBALL FACILITY NAME.......................................................................................... 30

NO MORTGAGE OF BASEBALL FACILITY................................................................................ 31

MISCELLANEOUS................................................................................................... 31

         20.1.    Force Majeure................................................................................. 31
         20.2.    Amendment; Waiver............................................................................. 31
         20.3.    Consent....................................................................................... 32
         20.4.    Severability.................................................................................. 32
         20.5.    Covenant of Quiet Environment................................................................. 32
         20.6.    Prorations.................................................................................... 32
         20.7.    Captions...................................................................................... 32
         20.8.    Binding Effect................................................................................ 32
         20.9.    Agreement Contains All Terms.................................................................. 33
         20.10.   Notices....................................................................................... 33
         20.11.   Applicable Law; Venue......................................................................... 33
         20.12.   Cross References.............................................................................. 33
         20.13.   Representatives............................................................................... 33
         20.14.   Effective Date................................................................................ 34
         20.15.   Radon Gas..................................................................................... 34
         20.16.   Accord and Satisfaction....................................................................... 34
         20.17.   Further Assurances............................................................................ 34
         20.18.   Retained Revenues............................................................................. 34
         20.19.   No Third Party Beneficiary.................................................................... 34
         20.20.   Counterparts.................................................................................. 35
         20.21.   No General Obligation......................................................................... 35
         20.22.   Recordable Memorandum of Use Agreement........................................................ 35

REPRESENTATIONS AND WARRANTIES.................................................................................. 35

         21.1.    Indians' Representations and Warranties....................................................... 35
         21.2.    City's Representations and Warranties......................................................... 36

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
MAJOR LEAGUE APPROVAL........................................................................................... 37

TICKET AND PROMOTIONS AGREEMENT................................................................................. 37

         23.1.    Community Participation....................................................................... 37
         23.2.    Indians' Promotions........................................................................... 37


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                              AMENDED AND RESTATED
                                  USE AGREEMENT


         THIS AMENDED AND RESTATED USE AGREEMENT (the "Agreement") is made this
15 day of October, 1993 by and between THE CITY OF WINTER HAVEN, FLORIDA, a
Florida municipal corporation (the "City"), and CLEVELAND INDIANS BASEBALL
COMPANY LIMITED PARTNERSHIP, an Ohio limited partnership (the "Indians").

         WHEREAS, the City owns the "Chain O'Lakes Park" baseball park with 3,100 reserved seats, 900 box seats and 2,300 bleacher seats and related amenities, including a major league clubhouse, a minor league clubhouse, administrative offices, 5 1/2 practice fields (exclusive of the regular playing field) and training facilities and presently approximately 3,000 surface parking spaces located adjacent to the Ballpark; and

         WHEREAS, pursuant to that certain Use Agreement by and between the City and the Indians entered into on October 12, 1992 (the "Original Agreement"), the
Indians conducted its 1993 major league and minor league baseball spring training operations at the Baseball Facility; and

         WHEREAS, the Indians and the City have agreed to enter into a long term agreement by amending and restating in its entirety the original Agreement pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1.     DEFINITIONS.   As used in this Agreement, the following terms
shall have the following meanings:

         (a) "Action" means any demand, assertion, claim, action, or proceeding, judicial or otherwise.

         (b) "Advertising Revenue" means all revenue from the sale of advertising at the Ballpark during the Term of this Agreement.

         (c) "Ballpark" means the "Chain O'Lakes Park" baseball stadium consisting of 3,100 reserved seats, 900 box seats and 2,300 bleacher seats and appurtenant facilities including, but not limited to, concession stands, press box, and restroom facilities.



         (d) "Baseball Camps" means any baseball related event conducted by the Indians or its nominee at the Baseball Facility, other than during the Spring Training Season or Instructional League Activities period, such as a fantasy camp.

         (e) "Baseball Facility" means, collectively, the Ballpark, the Parking Spaces and related facilities located on the Land including a major league clubhouse, a minor league clubhouse, administrative offices, 5 1/2 practice fields (exclusive of the stadium playing field) and training facilities such as batting tunnels and pitching areas, and all additions and improvements to be made thereto in accordance with the Construction Contract.

         (f) "Capital Repairs" means any repair or maintenance work (other than routine and ordinary cleaning and maintenance) that is reasonably required to be performed in and about the Baseball Facility to maintain the Baseball Facility in good working order and repair and keep the Baseball Facility in a condition comparable to other spring training facilities used by other major league baseball teams in the State of Florida, including, but not limited to (i) replacing any Obsolete Component; (ii) changes or improvements required by the American League, the Commissioner of Baseball or Baseball Rules and Regulations;
(iii) changes or improvements required or recommended by a mutually agreed upon insurance carrier to obtain insurance coverage at commercially reasonable rates; and (iv) changes or improvements required by any laws, ordinances, orders, rules, regulations or requirements of any governmental entity having jurisdiction and authority over the Baseball Facility.

         (g) "City" means the City of Winter Haven, Florida, a Florida municipal corporation, and any successors or assigns.

         (h) "City's Events" means any event to occur at the Baseball Facility conducted by the City or some person other than the Indians consistent with the use of the Baseball Facility by the Indians as provided in Article II.

         (i) "City Revenues" mean the revenues referred to in Sections 6.1 and
6.2 hereof.

         (j) "City Ticket Revenue" shall mean a percentage of the Net Ticket Revenue for the spring Training Season based on the average paid attendance for Spring Training Ballgames during each Spring Training Season in accordance with the following chart:

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                                        CITY'S TICKET
AVERAGE, PAID ATTENDANCE                REVENUE PERCENTAGE OF
PER SPRING TRAINING BALLGAME            TOTAL NET TICKET REVENUE
FOR SPRING TRAINING SEASON              FOR SPRING TRAINING SEASON
--------------------------              --------------------------

    4,000 or less                      3 1/2% of total Net Ticket Revenue
    4,001 to 4,333                     5% of total Net Ticket Revenue
    4,334 to 4,667                     7 1/2% of total Net Ticket Revenue
    4,668 to 5,000                     10% of total Net Ticket Revenue
    5,001 or above                     12 1/2% of total Net Ticket Revenue

         (k) "Condemnation" means the taking by exercise of the power of eminent domain or by purchase under the threat of exercise of the power of eminent domain.

         (l) "Construction Contract" means the contract setting forth the City's obligations to make certain improvements to and install certain equipment in the Baseball Facility in the form attached hereto as Exhibit "A" and made a part hereof, to be executed and delivered on the date of this Agreement.

         (m) "Emergency Repair" means work to the Baseball Facility which is necessary to protect public health or safety.

         (n) "Extended Spring Training" means all baseball-related operations of the Indians at the Baseball Facility between the end of the Spring Training Season and the later of: (i) seventy-five (75) days after the end of the Spring Training Season, (ii) June 15th of each year, or (iii) such other dates as may be mutually agreed upon.

         (o) "Force Majeure" means the events or conditions preventing performance of a parties obligation under this Agreement as more particularly described in Section 20.1 hereof.

         (p) "Gross Concession Revenue" means all of the gross revenue derived from the sale at the Baseball Facility during Indians' Events of food, beverages and merchandise, including, but not limited to, candy, tobacco, novelties and logo items and similar products.

         (q) "Gross Parking Revenue" means all revenues derived, whether by cash, credit or other consideration, from the sale of parking during any Spring Training Ballgame.

         (r) "Indemnified Party" means any party entitled to indemnification under this Agreement as provided in Article 14 hereof.

         (s) "Indemnifying Party" means the party required by the terms of this Agreement to provide indemnification as provided in Article 14 hereof.

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         (t) "Indians' Events" means Spring Training operations, Extended Spring
Training, Instructional League Activities and Baseball Camps conducted at the Baseball Facility, together with the necessary and reasonable period of time to prepare the Baseball Facility for the Indians' Event or dismantle or remove any temporary items after an Indians' Event.

         (u) "Indians' Revenues" mean the revenues and license fees referred to in Section 6.3 hereof.

         (v) "Indians' Ticket Revenue" means all Net Ticket Revenue less the City's Ticket Revenue.

         (w) "Initial Term" means the term of this Agreement commencing on the execution date of this Agreement and ending on October 31, 2003, as more particularly described in section 3.1 hereof.

         (x) "Instructional League Activities" means all baseball practice sessions and games at the Baseball Facility during the period generally commencing on or about September 1 and ending by October 31 of each year, to provide additional instruction to players outside of the Spring Training Season.

         (y) "Interest Rate" means the interest rate of two percent (2%) above the rate of interest per annum then charged by Society National Bank, Cleveland, Ohio, to large corporate borrowers of the highest credit standing for short-term unsecured obligations, but in no event exceeding the maximum legal rate to be charged to the paying party.

         (z) "Land" means the property on which the Baseball Facility is located in the City, together with rights of ingress and egress appurtenant thereto.

         (aa) "Minor League Ballgames" means all baseball games played by Minor League Franchises at the Baseball Facility.

         (ab) "Minor League Franchises" means Florida State League or other minor league baseball franchises or operations controlled by or affiliated with the Indians or its designee or affiliates.

         (ac) "Net Fixed Advertising Revenue" means the gross revenues collected for the sale of advertising signs and panels affixed to the Baseball Facility less all expenses and commissions incurred in the production and sale of such advertising.

         (ad) "Net Ticket Revenue" means all revenues derived, whether by cash, credit Dr other consideration, from the sale of admission tickets to Spring Training Ballgames net of admissions, entertainment, sales or similar taxes.

         (ae) "Obsolete Component" means items incorporated into the Baseball Facility, including, but not limited to, electronic parts, scoreboards and ballpark equipment, that are no longer utilized in comparable major league spring training facilities in the State of Florida as evidenced by the use of a more modern component in at least fifty percent (50%) of major league spring training facilities.

         (af) "Parking Spaces" means the approximately 3,000 surface parking spaces presently located on the property owned by the City adjacent to the Ballpark.

         (ag) "Property Damage" means any damage or destruction by fire or other casualty to any material part of the Baseball Facility. "Material part" shall have the meaning ascribed to it in Section 16.1 hereof.

         (ah) "Real and Personal Property Taxes" means all real estate taxes, personal property taxes (other than for tangible personal property owned by the Indians), sales and use taxes, assessments and other governmental levies and charges, general and special, ordinary and extraordinary, of any kind or nature, levied or assessed: by federal, state, county or municipal government, upon or with respect to the Baseball Facility (including any charges levied against the Indians, intangible interest in the Baseball Facility), or any taxes in lieu thereof, and, in the event of any change in the method of taxation of real estate or personal property, including any other or additional tax or assessment is imposed upon the Baseball Facility as or in substitution for, or in lieu of, any tax or assessment which would otherwise be such real or personal property taxes.

         (ai) "Renewal Term" or, collectively, the "Renewal Terms" means the four (4), five (5) year periods following the Initial Term for which the Indians shall have the right to extend this Agreement as provided in Section 3.2.

         (aj) "Spring Training" or "Spring Training operations" means all baseball-related spring training operations of the Indians during any Spring Training Season.

         (ak) "Spring Training Ballgames" means all regularly scheduled, official Spring Training baseball games played by the Indians at the Baseball Facility during any Spring Training Season for which admission tickets are sold.

         (al) "Spring Training season" means a period of time commencing on the first day of February in any calendar year and ending on April 15 of such year, or such later date as provided in

Subsection 2.1(f) below, and are sometimes herein referred to by the calendar year in which they occur (e.g., "1994 Spring Training Season").

         (am) "Term" means the Initial Term and, if the Indians exercise any or all of its option(s), then the Renewal Terms to the extent exercised by the Indians.

         1.2. TERMS. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine and neuter adjectives and pronouns include one another.


                                   ARTICLE II

                            USE OF BASEBALL FACILITY

         2.1.     INDIANS' USE.

         (a) In consideration for the Indians' use of the Baseball Facility pursuant to this Agreement, the City shall receive the City Revenues during the Term, and the Indians and its guests, invitees, and subtenants, if any, will be entitled to the exclusive possession and use of the Baseball Facility during Indians' Events. The parties recognize and acknowledge that the City Revenues are the full consideration by the Indians for use of the Baseball Facility as provided herein and that there shall not be any separate or additional charge to the Indians for the use of the Baseball Facility for any Indians' Event as contemplated by this Agreement.

         (b)(1) The Indians will use reasonable efforts to play (subject to events or conditions beyond the reasonable control of the Indians, including, but not limited to, adverse weather conditions, scheduling changes by the visiting team and Force majeure), a minimum of fourteen (14) major league Spring Training Ballgames at the Baseball Facility commencing with the 1994 Spring Training Season.

         (2) The Indians shall use its reasonable efforts to furnish to the City its Spring Training Ballgames schedule and Spring Training Operations schedule no later than December 1 of the year prior to the next Spring Training Season.

         (3) The Indians shall be entitled to a minimum of 100 parking spaces for each Indians' Event or such other number of parking spaces as shall be mutually agreed upon, and the City acknowledges and agrees that the fee or charge for use of such parking spaces is included within the City Revenues.

         (c) The Indians shall control the method, manner and price for the sale of all Indians' Events admission tickets and all complimentary ticket policies, provided that the parties agree that twenty (20) complimentary tickets and passes (ten box seats and ten reserved seats) to Spring Training Ballgames will be provided by the Indians to the City for use by the City and such tickets or passes will not be resold.

         (d) The Indians will use the Baseball Facility for the Indians Baseball Fantasy Camp from January 23 through January 30, 1994 (and in future years shall be entitled, but not obligated, to conduct its Fantasy Camp for not more than two (2) weeks in either January or February of each year). The fee for use of the Baseball Facility for its Fantasy Camp is included within the City Revenues.

         (e)(1) The City does hereby grant a license to the Indians to sell all advertising in and on the Ballpark, including, but not limited to, advertising panels and scoreboard advertising (subject to the existing uses and rights described below). The fee for the license to install such advertising is included within the City Revenues. The City represents that there is no City ordinance, regulation or policy which would prohibit or adversely affect the Indians ability to sell or maintain advertising signs in or on the Ballpark.

         (2) The Indians may, at its own expense, erect additional advertising signs inland on the Ballpark. The cost of art work and graphics for such advertising (other than the existing uses described below) shall be paid or caused to be paid by the Indians. The City shall provide (i) a sufficient and appropriate support system on the outfield fence of the Ballpark to affix advertising banners, and (ii) make the additional improvements provided for in the Construction Contract including the installation of the new scoreboard, message board, advertising panels and outfield signs.

         (3) The City agrees that the Indians may enter into advertising contracts for terms extending beyond the Term; provided, any such contract is either freely assignable to the City or terminable upon thirty (30) days notice to the contracting advertiser.

         (4) The Indians acknowledge that the City entered into an arrangement with the Miller Brewing Company ("Miller") pursuant to which Miller provided the scoreboard for the Ballpark in exchange for ten (10) years of free advertising on that scoreboard. The City represents that there are three (3) years remaining on Miller's right to use the scoreboard for advertising. The Indians recognize the remaining term of the arrangement with Miller and agree that Miller can continue to use the scoreboard at the Ballpark for advertising for such remaining term and that such advertising is not included within the license granted to the Indians by this subsection (e) until after the expiration of the

City's existing contract with Miller. The City presently uses one advertising panel at the Ballpark to promote the City for civic and not-for-profit purposes and the Indians agree to allow such use by the City to continue.

         (5) The City shall allow the Indians to use the City's marquee sign located at the entrance to the Land to promote the Spring Training Baseball Games. The parties agree that the cost or charge for use of the marquee is included in the City Revenues.

         (f) The Indians may continue any given spring Training Season beyond April 15 of each year by delivering thirty (30) days' prior written notice to the City that the Spring Training Season period shall be continued to such later date as specified in the notice, but in any event no later than May 15th, or such other mutually agreed upon later date and after which expiration date the City shall be free to use the Baseball Facility for other municipal and public purposes subject to Section 2.4.

         (g) The Indians shall have the unrestricted right to enter into lawful contracts related to any or all of the foregoing upon terms and conditions deemed acceptable by the Indians in its sole discretion, provided that no such contract shall impair any right of the City hereunder or impose any contractual liability on the City.

         (h) The Indians may use the Baseball Facility for Extended Spring Training during the Term, provided that, in the event the Indians elect not to have Extended spring Training at the Baseball Facility, the Indians shall so notify the City no later than April 1 of each year during the Term. The fee for use of the Baseball Facility during Extended Spring Training is included in the City Revenues.

         (i) The Indians may use the Baseball Facility for Instructional League Activities during the Term provided the Indians notify the City of their intention to do so by delivering a notice to that effect to the City no later than thirty (30) days prior to the commencement of Instructional League Activities. The fee for use of the Baseball Facility during Instructional League Activities is included in the City Revenues.

         2.2.     MINOR LEAGUE FRANCHISE.

         (a) The Indians or another person pursuant to a player development or affiliation agreement with the Indians shall have an exclusive right to operate one or more Minor League Franchises at the Baseball Facility during the Term. If the Indians decide to operate or have another person operate such a franchise at the Baseball Facility during the Term, then the Indians shall give notice to that effect to the City in accordance with Section 20.11 at least ninety (90) days prior to the proposed commencement date of such minor league franchise operations at the Baseball Facility.

         (b) In the event the Indians elect to operate a Minor League Franchise at the Baseball Facility, then either the Indians or the other person operating such Minor League Franchise shall enter into an agreement for such operations with the City, provided, however, that such an agreement shall not have a term extending beyond the Term. That agreement shall provide among other things for the use of the Baseball Facility for the practices and all home dates of Minor League Franchises and the sharing of revenues attributable to Minor League Ballgames.

         (c) Notwithstanding anything in this Section 2.2, any and all City Events scheduled prior to the Indians giving notice of its decision to operate or cause another person to operate a Minor League Franchise at the Baseball Facility shall be permitted to take place, and the use of the Baseball Facility by any Minor League Franchise shall be subject to such events. However, the City will use its best efforts to coordinate with the Indians the scheduling of any and all City Events.

         2.3.     MANAGEMENT AND OPERATION OF BASEBALL FACILITY.

         (a) The City shall be responsible for the management and operation of the Baseball Facility, including, but not limited to, the following rights, responsibilities, obligations and costs:

         (i) Providing all concession, security, parking attendants, crowd control, traffic control, ticket takers, ushers, maintenance, cleaning (other than the administrative offices and the clubhouses at the Baseball Facility during the Indians use for Indians' Events), emergency medical, landscaping, other personnel and supervisors thereof required for the operation of the Baseball Facility for the uses contemplated by this Agreement;

         (ii) Maintaining comprehensive liability insurance and property insurance, inform, substance and amount consistent with the terms set forth in Article VII hereof;

         (iii) Ordinary and customary cleaning and maintenance of the Baseball Facility and the Capital Repairs as provided for in
                  Article VIII;

         (iv) Providing the personnel to clean the Baseball Facility after each Indians' Event, which personnel shall be in addition to the ground crew for the Baseball Facility and shall represent an increase of three (3) additional staff members over the staff levels for the 1993 Spring Training Season;

         (v) Arrangement of all gas, electricity, telephone and other utilities necessary for the operation of the Baseball Facility as contemplated by this Agreement and payment of all such utility charges and expenses (except long distance telephone calls and fax charges);

          (vi)    Operating all concession facilities at the Baseball Facility;
                  and

          (vii) Operating all public and reserved parking at the Baseball Facility.

         (b) The City will operate and maintain the Baseball Facility in a professional, businesslike and efficient manner and in a manner consistent with the operations of other comparable major league spring training facilities in the State of Florida.

         (c)(1) Three dollars ($3.00) per car will be charged or collected for parking by the public at any Indians' Events during the 1994 Season, and, thereafter, the charge for parking at Indians' Events may be adjusted as may be mutually agreed upon, in writing, by the Indians and the City.

         (2)(i) Subject to paragraph (ii), the City will operate the parking and concessions at the Baseball Facility and not contract the operation and management of such concessions to any third-party. The City agrees to consult with the Indians prior to the Spring Training Season as to the pricing and quality of all concession product to be offered for sale to the public at the Baseball Facility during Indians' Events, and agrees to not offer any such product which does not meet the price and quality standards agreed upon by the City and the Indians.

         (ii) If during the Term the City decides to contract with any third-party (which could be the Indians, or an affiliate thereof) to operate and manage the parking and concessions at the Baseball Facility, then prior to doing so the City will give notice to that effect to the Indians and will consult with the Indians regarding qualifications of concessionaires operating or managing parking and concessions at the Baseball Facility during Indians' Events. Any concessionaire for the Baseball Facility shall meet the qualifications agreed to by the City and the Indians and shall offer for sale concession products of a quality or price agreed to by the City and the Indians. The selection by the City of any such concessionaire will be done in accordance with applicable procurement laws, regulations and policies and the standards and qualifications of such concessionaire will not be less than the standards and qualifications of similarly situated concessionaires for other major league baseball spring training facilities in the State of Florida. The terms and conditions of any third-party concession contract must be mutually acceptable to the City and the Indians.

         (d) During Indians' Events, the Indians will be responsible for (i) the costs of day-of-game ticket sellers and program sellers; (ii) the cost of printing programs; (iii) the production costs of advertising signage; (iv) the costs of janitorial services (but not maintenance or repair costs) for the administrative offices and clubhouses during the Indians use for Indians' Events; and (v) the cost of any food or beverage provided to the media, in the sole and absolute discretion of the Indians; provided, however, that the City shall make all concession food and beverage available to the Indians and the news media at the City's cost and the Indians and the media may bring food and beverage of their own selection into the Baseball Facility for the personal use and consumption of the Indians or the media.

         2.4.     OTHER USES OF BASEBALL FACILITY.

         (a) During the Term, subject to the Indians (i) right to exclusive use and possession of the Baseball Facility as provided in Section 2.1 and (ii) exclusive option pursuant to Section 2.2, the City may conduct the City's Events at the Baseball Facility at times that do not conflict or otherwise interfere with the Indians' Events. With respect to any City Event proposed to be conducted during Indians' Events, the City will notify and consult with the Indians of such City Event a reasonable time before the scheduling of such event is confirmed for the purpose of insuring that the requirements of the preceding sentence are met.

         (b) During the Term, the City will not permit any activities to be conducted at the Baseball Facility that, in the reasonable judgment of the
Indians: (i) would conflict or otherwise interfere in any way with the Indians use and preparation for Indians' Events at the Baseball Facility as contemplated herein, or (ii) would render the playing fields unsuitable for any Indians' Events.

         (c) The City will not agree to any use of the Baseball Facility during the Term by any professional baseball league, team or organization other than the Indians without the prior written consent of the Indians.


                                   ARTICLE III

                                      TERM

         3.1. INITIAL TERM. The Initial Term of this Agreement shall commence on the execution date of this Agreement and shall end on October 31, 2003.

         3.2. RENEWAL OPTIONS. The Indians shall have the option to extend the Term for up to four (4) successive five (5) year periods (the "Renewal Terms") each commencing on November 1, with the first Renewal Term beginning on November 1, 2003, on the same terms and conditions as provided for in the Initial Term. The Indians may elect, in the Indians' sole discretion, on or before October 1 of the last year of the then current Term, with the first option exercise deadline being October 1, 2003, to extend for one or more of the four (4), five
(5) year Renewal Terms then remaining under option.


                                   ARTICLE IV

                                    FINANCING

         The City does hereby represent to the Indians that the City has available to it sufficient funds to pay the costs of improving and equipping the Baseball Facility in accordance with the terms and conditions of the Construction Contract. All obligations with respect to any financing arrangements will be without recourse to the Indians and its partners (general or limited), or their personal or legal representatives, successors or assigns.


                                    ARTICLE V

                          IMPROVEMENTS AND ALTERATIONS

         5.1. CITY'S IMPROVEMENTS TO BASEBALL FACILITY. As a material inducement to the Indians execution of this Agreement, the City shall make certain improvements to, install certain furniture, fixtures and equipment in, and provide other personal property and equipment to be used at and for the benefit of, the Baseball Facility, all as more fully set forth in the Construction Contract of even date herewith. The Indians obligations hereunder are expressly conditioned on the performance by the City of the City's obligations pursuant to the Construction Contract. In addition to, and without limiting the Indians' rights and remedies set forth in Article XII hereof, in the event that the City shall fail to acquire, construct and install the Additional Items by the required Completion Date, or such later date as may be agreed to in writing by the Indians as to any portion of the Additional Items, the Indians may elect, in its sole discretion, to reinstate the Initial Term, Renewal Options and the Long Term Proposal provisions provided in Sections 3.1, 3.2 and 3.3 of the Original Agreement, in lieu of Sections 3.1 and 3.2 hereof, as if such provisions were restated herein in full; provided, however, that the dates set forth in the Original Agreement shall all be extended by one (1) year.

         5.2. ALTERATIONS AND ADDITIONS BY THE INDIANS. Without limiting any of the City's obligations hereunder, the Indians, at its sole cost and expense, may, but shall in no way be obligated to make alterations or additions to the Baseball Facility which do not: (i) affect the structural integrity of the Baseball Facility; or (ii) violate any laws, ordinances, or regulations. The Indians shall give notice to the City of its intent to make such alterations and additions and, prior to the Indians undertaking such alterations and additions, the City shall have consented to such alterations and additions, which consent shall not unreasonably be withheld. The Indians hereby agree to perform or cause to be performed such work in a good and workmanlike manner, and to pay for same, or, in the event of a dispute, the Indians agree to indemnify and, defend the City from and against mechanics, liens and any other costs and attorneys' fees incurred by the City and related thereto, or other costs and expenses arising out of such performance. The Indians shall not have the power to subject the interest of the City in the Baseball Facility or any portion of the Baseball Facility to any mechanics liens or liens of any kind and all persons who may hereafter, during the Term, furnish work, labor, services, or materials to the Baseball Facility, or any portion thereof upon the request or order of the Indians, or any person claiming under, by, or through the Indians, must look wholly to the interest of the Indians and not to that of the City.


                                   ARTICLE VI

                           BASEBALL FACILITY REVENUES

         6.1. CITY REVENUES. In consideration of the use of the Baseball Facility by, and the granting of certain licenses to, the Indians pursuant to this Agreement, during the Term the City shall receive: (a) Eighty-Five Percent (85%) of the Gross Parking Revenue, (b) Eighty Percent (80%) of the Gross Concession Revenue, (c) the City's Ticket Revenue, and (d) Ten Percent (10%) of the Net Fixed Advertising Revenue.

         6.2. OFFICE RENT. The Indians shall pay to the City the sum of Two Hundred and Fifty Dollars ($250) each month as office rent during the Term.

         6.3. INDIANS' REVENUES. During the Term, the Indians shall receive: (a) Twenty Percent (20%) of the Gross Concession Revenues, (b) Fifteen Percent (15%) of the Gross Parking Revenues, (c) the Indians' Ticket Revenue, (d) Ninety Percent (90%) of the Net Fixed Advertising Revenue, and (e) One Hundred Percent (100%) of all revenue derived from: (1) the sale of all programs for Indians' Events, (2) the sale of all program advertising; (3) the sale of all advertising in and on the Ballpark at any time during the Term (exclusive of the Net Fixed Advertising Revenue), and (4) the sale of any radio and television broadcast rights for Indians' Events.

         6.4.     PAYMENTS.

         (a) Gross Concession Revenues and Gross Parking Revenues shall be collected by the City. Gross Ticket Revenue and Net Fixed Advertising Revenue shall be collected by the Indians. Payment of the revenues described in this Article shall be paid on or before the fifteenth (15th) day of each month for the immediately preceding calendar month during the Spring Training Season. The City shall provide the Indians with a weekly report of Gross Concession Revenues and Gross Parking Revenues by each Wednesday for the prior week just ended. The Indians shall provide to the City a monthly report of Gross Ticket Revenue and Net Fixed Advertising Revenue with each monthly payment. Payments by either party pursuant to this Section 6.4 shall be accompanied by a statement, certified as correct as to all computations relating thereto. Either party may elect, initially at its expense, to either use its own employee(s) or designate an independent certified public accountant to review or audit the statement and computations certified by the other party for any Spring Training Season and raise any objections thereto. If such review or audit determines the amount reported was understated by more than five percent (5%), then the cost of such review or audit shall be paid by the party delivering such report, provided that in the case of such review or audit being done by an employee of a party the other party shall reimburse such party only for out-of-pocket expenses incurred and paid by such party and shall not pay any overhead, salaries or indirect costs. If the review or audit should show an underpayment by the party delivering such report, such party shall pay any deficiency, with interest thereon at the Interest Rate, from the date such deficiency was due and payable to the other party to the date of payment of the deficiency amount, to the other party-within five (5) days of such determination.

                                   ARTICLE VII

                            INSURANCE AND SUBROGATION

         7.1.     CITY'S INSURANCE.

         (a) The City shall, commencing on the date hereof and continuing through the end of the Term, maintain, at the City's expense, property insurance against damage or destruction to the Baseball Facility for the full value thereof, including all materials, equipment, machinery and supplies for use in construction or installation of the Baseball Facility and commercial general liability insurance in addition to the following coverages, which shall have the following minimum specifications:

         (1) All property coverage shall be provided on an "all risk" peril basis, including, but not limited to, coverage against sewer backup coverage and shall be in the amount of one hundred percent (100%) of full replacement cost, with deductible limits of not more than $1,000. The City shall furnish an "agreed amount" endorsement and full replacement cost endorsement;

         (2) Boiler and machinery insurance, including business interruption, on a repair and replacement cost basis, with direct damage limit of not less than $1,000,000 per occurrence, a direct damage deductible of not more than $1,000 and a deductible (or waiting period) of no more than 24 hours with respect to business interruption;

         (3) Cause any architectural or engineering firm retained by the City for any improvements to the Baseball Facility to obtain professional liability insurance providing coverage for errors and omissions relating to the Additional Items or any improvements to the Baseball Facility;

         (4) Statutory workers' compensation coverage and employer's liability coverage in the amount of $1,000,000 each accident/$1,000,000 policy limit/$1,000,000 each employee, or such lesser amount as may satisfy carriers of the city's umbrella liability coverage;

         (5) Automobile liability coverage for bodily injury and property damage with a combined single limit per accident of $500,000;

         (6) "Occurrence type" commercial general liability insurance against bodily injury and property damage arising from occurrences in and about the Baseball Facility and covering the City's contractual liability, including athletic participant liability, for indemnification under this Agreement. Such insurance shall include product liability and completed operations coverage and be written on a form with coverages no less broad than those found on ISO CG 0001 11/88. Such coverage shall be in the amount of $500,000 per occurrence combined single limit for bodily injury and property damage;

         (7) Umbrella liability coverage (in form no less broad than underlying coverage) to apply excess of automobile, general and employer liability, in an amount necessary to increase overall coverage to $5,000,000 per occurrence at all times during the year and, commencing in 1995 and each year thereafter, from February 1 through April 30, an amount necessary to increase overall coverage to an amount of overall coverage as shall be mutually agreed upon by the parties; and

         (b) All policies referred to in subsections (5), (6) and (7) shall name as additional insureds the Indians and its general partner and such other affiliated persons or entities as shall be requested by the Indians.

         (c) In the event the insurance policies are written as part of the City's blanket limits, such policies shall provide that the total limits shall apply on an aggregate limit by location basis.

         7.2.     INDIANS' INSURANCE.

         (a) The Indians shall obtain and maintain throughout the Term comprehensive general liability and casualty insurance of a type, coverage and in policy amounts comparable to that carried by other major league baseball teams having spring training operations in the State of Florida to include coverage of the operations, bodily injury, automobile and vehicle, property damage, and contractual liability coverage for the indemnity provided in Section
14.1 with a combined single limit ("CSL") of at least $1,000,000 for bodily injury, including death, and property damage. The Indians shall deliver certificates of insurance to the City evidencing such insurance is in full force and effect, and evidencing the City is named as an additional insured with respect to the negligence of the Indians, and provide updated and corrected certificates from time to time.

         (b) The Indians shall be solely responsible for securing, at its own expense, whatever insurance coverage it may desire on its personal property located at the Baseball Facility.

         (c) The Indians shall provide workers' compensation coverage for its employees as may be required by law.

         7.3.     INSURANCE REQUIREMENTS.

         (a) All policies of insurance required hereunder shall be written by carriers which possess an A- policyholder's rating or better and a minimum Class VII financial size category as listed at the time of issuance by A.M. BEST INSURANCE REPORTS (the aforesaid rating classifications to be adjusted if and to the extent that Best adjusts its rating categories).

         (b) All policies shall provide that they may not be cancelled, renewed or reduced unless at least thirty (30) days, notice thereof has been provided to the other party. In the event that tort liability reform is adopted which makes the limits of liability hereinabove provided in excess of commercially reasonable and prudent limits of liability, such limits will be equitably reduced.

         (c) The City shall maintain cash or cash equivalents equal to or greater than all self-insured retention amounts set forth in this Article VII throughout the term of this Agreement, for the exclusive purpose of funding any liability or obligation that is self-insured hereunder.

         (d) Nothing in this Agreement shall be construed that either party has recommended any or all of the policy provisions, including policy limits, of any of the terms of the other parties insurance policies.

         7.4. CERTIFICATES. Upon the execution of this Agreement, each party will furnish to the other party certificates evidencing the coverage required by this Agreement and provide updated or corrected copies of such certificates from time to time during the Term.

         7.5. WAIVER OF SUBROGATION. The City agrees that all insurance against loss or damage to property and business interruption or revenue loss shall be endorsed to provide that any release from liability of, or waiver of claim for, recovery from the Indians entered into in writing by the City prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing, further,that, the insurer waives all rights of subrogation which such insurer might have against the Indians. To that end, all insurance policies providing insurance coverage against loss or damage to property and business interruption of revenue loss shall either be endorsed, or shall contain in the body of said policy, the following language, to wit: "This insurance shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party of loss occurring to the property described herein", or such other language substantially equivalent thereto. Without limiting any release or waiver of liability or recovery contained in any other Section of this Agreement, but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property or damages as a result of fire, business interruption, revenue loss or other perils, events or happenings insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies.


                                  ARTICLE VIII

                       OPERATIONS, MAINTENANCE AND REPAIR

         8.1. MAINTENANCE AND OPERATING EXPENSES. Except as expressly provided in Subsection 2.3(d) above, the City will be responsible for all maintenance and operating expenses of the Baseball Facility, including, but not limited to, cleaning, routine maintenance and repair of the Baseball Facility, utility costs and hiring and paying all personnel necessary for the staging of baseball games including, without limitation, a ground crew and a maintenance crew. The City will operate and maintain the Baseball Facility as a first-class, major league spring training facility in a professional, businesslike and efficient manner. Without limiting the general obligations of the City as provided in this Agreement, and in addition thereto, the City shall at all times comply with the maintenance program attached hereto as Exhibit "B" and made a part hereof, as such maintenance program may be modified from time to time with the mutual consent of the City and the Indians. The City will not be responsible for any maintenance, repairs or restoration related to damage occurring to property during an Indians' Event, as a result of willful or negligent acts or omissions of the Indians, its officers, agents or employees.

         8.2. CAPITAL REPAIRS. The City will keep the Baseball Facility in good working order and repair and will complete all necessary Capital Repairs and improvements to the Baseball Facility as are necessary to keep the Baseball Facility a baseball facility comparable to the spring training facilities used by other major league baseball teams in the State of Florida.

         8.3. MAINTENANCE AND REPAIR PROCEDURES.

         (a) The City agrees to repair and maintain the Baseball Facility to a condition comparable to other major league spring training facilities in the State of Florida. No later than October 1 of the year prior to the next Spring Training Season the parties shall confer and mutually agree upon any maintenance or repairs to the Baseball Facility necessary for it to be in condition for the upcoming Spring Training Season.

         (b) It is expressly recognized that contained within the City's obligations hereunder, and as a condition to the Indians' obligation to perform hereunder, it is the City's obligation

(including the payment of the cost thereof) to maintain and, if necessary, restore the Baseball Facility to a condition customary for comparable major league spring training facilities in the State of Florida prior to the beginning of each Spring Training Season.

         (c) Upon reasonable request from the Indians for the performance of maintenance or a Capital Repair, the City shall use its reasonable best efforts to perform such work within a reasonable amount of time. The city and the Indians will meet again on or before January 10 of each year, to review the preparation of the Baseball Facility and the completion of the items agreed to be completed as provided herein.

         8.4. EMERGENCY REPAIRS. If there is a need for any Emergency Repairs and the City is unable to undertake such repairs immediately, the Indians may in its reasonable discretion perform such Emergency Repairs using reputable contractors or Indians' personnel. In such an event, notification of such Emergency Repairs being undertaken by the Indians shall be given to the City as soon as practicable. The City will reimburse the Indians for the expenses, including personnel expenses, of such work within ten (10) days after presentation of an invoice therefor by the Indians.

         8.5. INDIANS' SELF HELP. In the event the City fails to perform the city's obligations under this Article VIII after written notice from the Indians, the Indians may perform such maintenance or Capital Repair using reputable contractors or Indians' personnel. The City will reimburse the Indians for the expenses, including personnel expenses, of such work within ten (10) days after presentation of an invoice therefor by the Indians, or, at the election of the Indians, the Indians may deduct any amounts due and owing the Indians hereunder against any amounts due and payable to the City under this Agreement.


                                   ARTICLE IX

                                      TAXES

         9.1. REAL ESTATE AND PERSONAL PROPERTY TAXES. The parties recognize and acknowledge that as of the Effective Date the Indians will not be responsible for payment of any Real and Personal Property Taxes assessed with respect to the Baseball Facility, but in the event the Indians are later determined to be responsible for payment of such taxes, to the extent permitted by law, the City will indemnify and hold the Indians harmless from any such taxes.

         9.2.     SALES AND USE TAXES.

         (a) The City represents to the Indians that as of the date of this Agreement it does not have any intent to impose, levy, assess or collect any tax, assessment, or surcharge on the use of the Baseball Facility by the Indians pursuant to this Agreement, and to the extent permitted by law, the City agrees that it will not levy or assess any tax, assessment, or surcharges, including but not limited to, tourist, amusement or entertainment taxes or assessments or similar impositions assessed on the sale of tickets at the Baseball Facility, and, to the extent permitted by law, the City shall indemnify and hold the Indians' harmless from any of such taxes, assessments, or surcharges imposed by any other governmental entity.

         (b) The parties recognize and acknowledge that as of the date of the Agreement the State of Florida imposes a sales tax on the sale of tickets to events such as the Indians' Events and, under Florida law, it is the obligation of the seller of the ticket (which in the case of the Indians' Events will be the Indians) to pay collect and remit such tax to the State of Florida. The City is not obligated to collect and remit any such tax on the sale of tickets to the Indians' Events, nor is it obligated or required by this Agreement to pay or reimburse the Indians for such sales tax.

         9.3. SALES TAX; GROSS CONCESSION REVENUES AND GROSS PARKING REVENUES. In the event, for whatever reason, any sales tax is imposed or assessed on the City's Gross Concession Revenues or Gross Parking Revenues, then payment of such tax will be the sole responsibility of the City, provided that, if the Indians are required to pay such taxes, to the extent permitted by law, the City will reimburse the Indians for such amounts paid; and, provided further, that the City shall not enact any law or take any legal action that would prohibit any reimbursement pursuant to this Section 9.3.


                                    ARTICLE X

                           SECURITY AND CROWD CONTROL

         The City shall provide, at the City's expense, such security and crowd control personnel during Indians' Events that is necessary to preserve the health, welfare and safety of Indians players and personnel, patrons and invitees using the Baseball Facility and the citizens of the City, as shall be reasonably requested by the Indians and mutually agreed upon by the parties. Such personnel shall include, without limitation, sufficient traffic control personnel and police or security guards stationed throughout the Baseball Facility and the surrounding area before, during and after all Indians' Events. The Indians recognize and acknowledge the City has provided security, traffic control and crowd control in the past for major league baseball spring training games at the Baseball Facility and does agree to and approve the crowd control, traffic control and security plan used by the City for the 1993 spring training season as a reasonable and appropriate means for satisfying the City's obligation under this Section 10.1. The City agrees to not make any material change in the crowd control, traffic control and security plan used by the City for

Indians' Events at the Baseball Facility without prior consultation with and approval by the Indians.


                                   ARTICLE XI

                          RIGHT OF ENTRY AND INSPECTION

         Upon reasonable written notice to the City, the Indians and the Indians, agents, representatives, invitees and contractors shall have the right, during normal business hours of the City or of the City's general contractor, prime contractor or construction manager, as the case may be, and at such other times as the Indians may reasonably request, to review all design plans, inspect the progress of the completion and installation of the improvements and items provided for in the Construction Contract and provide tours of the Baseball Facility. The provisions of this Article XI shall in no way limit or otherwise relieve the City from the City's obligation to complete the City's work in conformance with the Construction Contract.


                                   ARTICLE XII

                         EVENTS OF DEFAULT AND REMEDIES

         12.1. EVENTS OF DEFAULT BY THE INDIANS. The following shall constitute events of default by the Indians:

         (a) If the Indians shall at any time fail to pay, when due, any sums payable by the Indians hereunder and such failure to pay continues for a period of fifteen (15) days after written notice of such failure is given to the Indians by the City; or

         (b) If any involuntary petition in bankruptcy or for reorganization or liquidation shall be filed against the Indians under any federal or state bankruptcy or insolvency act, and shall not have been dismissed within ninety
(90) days from the filing of same; or

         (c) If the Indians shall make an assignment for the benefit of creditors or file a petition in bankruptcy or for reorganization or liquidation under a federal or state bankruptcy or insolvency act; or

         (d) If a receiver shall be appointed for the Indians, or for the property of the Indians, by any court and such receiver shall not have been dismissed within thirty (30) days from the date of such appointment; or

         (e) If the Indians cease operations as a major league baseball team;
or

         (f) If the Indians shall fail to perform or observe or if the Indians otherwise breaches any of the other agreements, terms, covenants or conditions hereof and failure to perform or observe or such breach shall continue for a period of thirty (30) days after notice thereof by the City to the Indians or, if the failure or breach is of such nature that it cannot be cured within the thirty (30) day period, then only if the Indians fails to commence the cure promptly and within the thirty (30) day period or thereafter fails to diligently continue in good faith until such failure or breach is fully cured.

         12.2. EVENTS OF DEFAULT BY THE CITY. The following shall constitute events of default by the City:

         (a) If the City shall at any time fail to pay, when due, to the Indians, the Indians' allocation of Gross Concession Revenue, Gross Parking Revenue or any other sums payable by the City hereunder and such failure to pay continues for a period of fifteen (15) days after notice of such failure is given to the City; or

         (b) If the City shall fail to cause (i) the improvements, fixtures, furnishings, equipment and other personal property to be completed or installed as required pursuant to the Construction Contract, or (ii) the Baseball Facility to be maintained in accordance with the terms and provisions of this Agreement; or

         (c) If any petition in bankruptcy or for reorganization or liquidation shall be filed by the City under any federal or state bankruptcy or insolvency act, and shall not, have been dismissed within ninety (90) days from the filing of same; or

         (d) If the city shall make an assignment for the benefit of creditors or file a petition in bankruptcy or for reorganization or liquidation under a federal or state bankruptcy or insolvency act; or

         (e) If a receiver shall be appointed for the City, or for the property of the City, by any court and such received shall not have been dismissed within thirty (30) days from the date of such appointment, or the City is found to be subject to the provisions of the Local Government Financial Emergencies Act; or

         (f) the City is dissolved or otherwise ceases operating as a municipal government; or

         (g) If the City shall fail to perform or observe, or if the City otherwise breaches, any of the other agreements, terms, covenants or conditions hereof and such failure to perform or observe or such breach shall continue for a period of thirty (30) days after notice thereof by the Indians to the City or, if the failure or breach is of such nature that it cannot be cured within the thirty (30) day period, then only if the City fails to commence the cure promptly and within the thirty (30) day period or thereafter fails to diligently continue in good faith until such failure or breach is fully cured.

         12.3. REMEDIES. Upon the occurrence of an event of default described in either Section 12.1 or 12.2, in addition to any other rights or remedies the nondefaulting party may have at law or in equity, the nondefaulting party shall, so long as such Event of Default shall be continuing, have the following rights:

         (a) To injunctive relief to enjoin any act or omission which constitutes an event of default by the defaulting party or to compel performance of the covenants, agreements, terms and conditions of this Agreement;

         (b) To be reimbursed for any damages suffered by the nondefaulting party, including, without limitation, actual damages and consequential damages; or

         (c) To offset any amounts owing from the nondefaulting party to the defaulting party pursuant to this Agreement, against any amounts owing from the defaulting party to the nondefaulting party pursuant to this Agreement and not paid due to the event of default.

         12.4.    GENERAL PROVISIONS.

         (a) No right or remedy herein conferred upon, or reserved to, the City or the Indians is intended to be exclusive of any other right or remedy, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law, or in equity or by statute.

         (b) No waiver by either party of any breach of obligations, agreements or covenants herein shall be a waiver of any subsequent breach of any obligation, agreement or covenant, nor shall any forbearance by either party to seek a remedy for any breach by the other party be a waiver by such party of any rights or remedies with respect to such or any subsequent breach, nor shall any express waiver by either party be deemed to apply to any other existing or subsequent right to remedy any default by the other party, nor shall any waiver by either party of any default or breach by the other party in the performance of any of the covenants or obligations of such other party under this Agreement be deemed to have been made by the party against which the waiver is sought to be charged unless contained in a writing executed by such party.

         (c) If either party shall fail to pay any payment required hereunder, as the case may be, when due, then, without limiting any other rights of such party, the breaching party shall be liable for interest thereon at the Interest Rate from the date that such allocation or other payment was due until the date paid in full, whether or not notice of default or failure to make timely payment had been given.

         12.5. NONDEFAULTING PARTY'S RIGHT TO CURE DEFAULTS. After the time when the nondefaulting party has given notice and the applicable grace period provided has expired, if any sums payable by the defaulting party shall remain due and payable, or after the time for performance by the defaulting party of any other term, covenant, provision or condition of this Agreement, or before the expiration of that time in the event of a bona fide emergency (in which case the nondefaulting party shall only be required to give such notice as is reasonable and practical under the circumstances), the nondefaulting party may, at the nondefaulting party's election (but without obligation), make any payment required of the defaulting party under this Agreement, or perform or comply with any covenant or condition imposed on the defaulting party under this Agreement, and the amount so paid plus the cost of such performance or compliance, plus interest on such sums at the Interest Rate, shall be collectible by the nondefaulting party. In order to collect such reimbursement, the nondefaulting party shall have all the remedies available under this Agreement for default and the payment of the monies due hereunder, including reasonable attorney's fees. No such payment, performance or observance by the nondefaulting party shall constitute a waiver of default or of any remedy for default or render the nondefaulting party liable for any loss or damage resulting from any such act.


                                  ARTICLE XIII

                                   TERMINATION

         Not later than the date of expiration of this Agreement (or, in the case of any termination of this Agreement other than by lapse of time, within thirty (30) days after the date of such termination), the Indians shall surrender the use of the Baseball Facility and the Indians may, in the Indians' sole discretion, but shall have no responsibility, liability or obligation, to remove all of its trade fixtures and other personal property and equipment located in or at the Baseball Facility, including any team equipment; provided, however, that the Indians shall, at the Indians' sole expense, repair all damage caused by the removal of such items, except any normal wear and tear, taking by eminent domain and damage by fire or other casualty regardless of cause.

                                   ARTICLE XIV

                                 INDEMNIFICATION

         14.1. INDEMNIFICATION BY THE INDIANS. Subject to the limitations hereinafter set forth, the Indians hereby agree to indemnify and hold harmless the City, its officers, members, employees and agents from and against all loss, cost and expense in connection with proceedings, judicial or otherwise, and claims, demands and judgments, together with costs and expenses including attorneys' fees relating thereto, arising out of damage or injury to person or property occurring in or about the Baseball Facility resulting directly from any negligent or wilful actions of the Indians or any employee or agent of the Indians.

         14.2. INDEMNIFICATION BY THE CITY.

         (a) The City hereby agrees to the extent permitted by law (particularly, Section 768.28, Florida Statues (1991), or successor provisions thereto) to indemnify, defend and hold the Indians, its partners, officers, employees and agents, harmless from and against all loss, cost and expense in connection with proceedings, judicial or otherwise, and claims, demands, and judgments, together with costs and expenses including attorneys', fees relating thereto, arising out of the City's negligent or wrongful acts or omissions occurring in or around the Baseball Facility and not subject to indemnification by the Indians pursuant to Section 14.1.

         (b) However, with respect to any person who is not a party or who is not affiliated with a party, this Section 14.2 shall not be deemed a waiver of any defense or limitations available to the City under the sovereign immunity law, Section 768.28, Florida Statutes, or successor provisions thereto.

         14.3. PROCEDURE REGARDING INDEMNIFICATION.

         (a) If an Indemnified Party shall discover or have actual notice of facts giving rise or which may give rise to a claim for indemnification under this Article XIV, or shall receive notice of any Action, with respect to any matter for which indemnification may be claimed, the Indemnified Party shall, within twenty (20) days following service of process (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such service of process) or within twenty (20) days after any other such notice, notify the Indemnifying Party in writing thereof together with a statement of such information respecting such matter as the Indemnified Party then has; it being understood and agreed that any failure or delay of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability hereunder except and solely to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party's ability to defend against, settle, or satisfy any such Action. Following such notice, the Indemnifying Party shall have the right, at its sole cost and expense, to contest or defend such Action through attorneys, accountants, and others of its own choosing (the choice of such attorneys, accountants, and others being subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld) and in the event it elects to do so, it shall promptly notify the Indemnified Party of such intent to contest or defend such Action. If within twenty (20) days following such notice from the Indemnified Party (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to service of process or other judicial or administrative action), the Indemnified Party has not received notice from the Indemnifying Party such Action will be contested or defended by the Indemnifying Party, the Indemnified Party shall have the right to (i) authorize attorneys satisfactory to it to represent it in connection therewith or (ii) at any time settle, compromise, or pay such action, in either of which events the Indemnified Party shall be entitled to indemnification therefor subject to this
Section 14.3. Following any notice of an indemnification claim not based on an Action, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts owed to it by reason of such indemnification obligation.

         (b) In the event and so long as the Indemnifying Party is actively contesting or defending against an Action as hereinabove provided, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such contest or defense, shall join in making any appropriate counterclaim or cross-claim in connection with the Action, and shall provide such access to the books and records of the Indemnified Party as shall be necessary in connection with such defense or contest, all at the sole cost and expense of the Indemnifying Party. Notwithstanding that an Indemnifying Party is actively conducting such defense or contest, any Action may be settled, compromised or paid by the Indemnified Party without the consent of the Indemnifying Party; provided, however, that if such action is taken without the Indemnifying Party's consent, its indemnification obligations in respect of such claim shall thereby be nullified. Any such Action may be settled, compromised, or paid by the Indemnifying Party without the Indemnified Party's consent, so long as such settlement or compromise does not cause the Indemnified Party to incur any present or future cost, expense, obligation or liability of any kind or nature.

         (c) In the event any Action involves matters partly within or partly outside the scope of the indemnification by the Indemnifying Party hereunder, then the attorneys' fees, costs, and expenses of contesting or defending such Action shall be fairly allocated between the Indemnified Party and the Indemnifying Party.

         14.4. LIMITATION. Indemnification under this Article XIV does not include indemnification against loss or liability due to natural causes.


                                   ARTICLE XV

                                   ASSIGNMENT

         15.1. ASSIGNMENT BY THE INDIANS. The Indians may assign the Indians' interest in this Agreement, without the consent of the City, to any person, firm, corporation or entity which acquires, in accordance with all applicable major league rules and regulations, a major league baseball franchise which may include, but shall not be limited to, the franchise now held by the Indians; provided such assignee assumes the Indians' obligations hereunder and agrees to be bound hereby. The Indians shall promptly provide the City with notice of any assignment of its interest in this Agreement and a copy of any major league approvals of such assignment. Upon the assignment of the Agreement by the Indians in compliance with this Section 15.1, the liability of the Indians shall cease with respect to liabilities accruing from and after such transfer, provided the assignee has assumed such liability.

         15.2. ASSIGNMENT BY THE CITY. The City shall not transfer the City's right, title or interest in all or any part of the Baseball Facility or assign the City's interest in this Agreement except, (i) to a successor governing entity that assumes the City's obligations hereunder and agrees to be bound hereby, or (ii) with the prior written consent of the Indians, which consent may be withheld in the reasonable discretion of the Indians.


                                   ARTICLE XVI

                                 EMINENT DOMAIN

         16.1.    TERMINATION FOR CONDEMNATION.

         (a) In the event of any Condemnation of a material part of the Baseball Facility (or any improvements hereafter constructed thereon), this Agreement shall terminate (except as hereinafter provided below) on the date on which possession is required to be delivered to the condemning authority.

         (b) As used herein, a "material part" shall include any of the following, unless the Indians elects in its sole discretion to treat any of the foregoing as not a "material part" of the Baseball Facility:

         (1) Any part of the Baseball Facility which, in the Indians' reasonable determination, would cause the Indians to become unable to make use of the Baseball Facility for its intended operations or to experience a material loss of revenue (specifically including, without limitation, any loss of seating in excess of a number of seats having a face ticket price equal to 10% or more of the aggregate face ticket price of all seats in the Baseball Facility, loss of any material portion of the concourse areas, or the loss of a practice field);

         (2) Any part of the area between the Baseball Facility and a public street or highway, Condemnation of which would cause the Indians to become unable to provide reasonable access to the Baseball Facility; or

         (3) Any portion of the Baseball Facility the loss of which results in fewer than 2,500 parking spaces being available on the Site;

         (b) If this Agreement terminates pursuant to the provisions of this
Section 16.1, all rights, obligations and liabilities of the parties hereto shall end as of the effective date of such termination), without prejudice to any rights which have accrued prior to such termination.

         16.2. ALLOCATION OF AWARD. The amount of any award for or on account of any Condemnation shall be shared equitably between the City and the Indians to the extent of their respective affected interests, and the condemning authority or the court in which the award is made shall be requested to make a separate award for the then current value of the Indians' rights under this Agreement. The Indians shall have the right to be represented by counsel of its choosing in any Condemnation proceedings.

         16.3. PERFORMANCE OF WORK. If there shall be a Condemnation and this Agreement shall not terminate as a result thereof in accordance with the provisions of Section 16.1, the City shall be required to perform any and all work necessary to restore the Baseball Facility to a complete architectural unit suitable for the Indians' use in as expeditious a manner as possible.

         16.4. TEMPORARY TAKING. In the event of any temporary taking of the Baseball Facility or any portion thereof for public use which prevents the use of the Baseball Facility for the purposes contemplated by this Agreement, this Agreement shall not terminate by reason thereof, except as hereafter provided, and the rights and obligations of the parties shall continue in full force and effect as provided herein except that any award for such temporary taking shall be allocated on the basis of the parties respective interests affected by such temporary taking.

         (b) Upon the termination of such temporary taking and upon receipt of the Condemnation award, the City shall restore the

Baseball Facility to the extent applicable to its state as existed immediately prior to such temporary taking.

         (c)(1) During any period of a temporary taking preventing the use of the Baseball Facility for the purposes contemplated by this Agreement, the Indians shall be entitled to make arrangements for an alternative site for its spring training operations.

         (2) In the event the Indians make arrangements for an alternative site for its spring training operations as contemplated by this subsection, then upon receipt of the proceeds from an award for compensation for such temporary taking, the City agrees to reimburse the Indians for payments and expenses incurred by the Indians for use of an alternative spring training facility, within thirty (30) days after receipt by the City of a certificate from the Chief Financial Officer of the Indians setting forth the amount paid for such alternate facility by the Indians, together with reasonable documentation supporting the same, including invoices and supporting data, provided that the total amount paid by the City to the Indians shall not exceed the amount of any award for compensation received by the City for such temporary taking. The Indians may make a separate claim against the condemning body for an award of any damages sustained by it as a result of such temporary taking, provided that in the event the Indians make such a claim, the City shall not be obligated to pay any portion of its award for compensation to the Indians.

         (3) The Indians shall have the right to terminate this Agreement as of the end of any Spring Training Season and treat a temporary taking as a taking under Section 16.1 if the remaining period of such temporary taking will be for a period of more than one (1) year following the date of the termination, as evidenced by the issuance by a duly authorized official of the condemning authority of any written statement to the effect that such Condemnation will be for such period of time.


                                  ARTICLE XVII

              UNTENANTABILITY AND OBLIGATION TO RESTORE UPON DAMAGE

         17.1.    PROPERTY DAMAGE.

         (a) In the event of any Property Damage (whether or not insured), the Indians may elect in its sole discretion, by notice to the City delivered within one hundred twenty (120) days of the occurrence of the Property Damage, to either:

          (i)     terminate this Agreement as of the date of the Property
                  Damage, or

          (ii) request city, at the City's expense, to repair the Property Damage so as to restore the Baseball Facility to its condition immediately prior to the Property Damage.

         (b) If this Agreement terminates pursuant to the provisions of this
Section 17. 1, all rights, obligations and liabilities of the parties hereto shall end as of the effective date of such termination, without prejudice to any rights which have accrued prior to such termination.

         17.2.    CITY TO RESTORE.

         (a) In the event the Indians elect pursuant to section 17.1 to have the City repair any Property Damage, and the proceeds from insurance on the Baseball Facility as described in Section 7.1 are or will be available, the City shall promptly initiate the repair and restoration work to repair such Property Damage and shall continue diligently without interruption to completion.

         (b) During any period beginning with the occurrence of any Property Damage and ending upon completion of the repair and restoration, the obligations of the City and of the Indians under this Agreement shall abate and be suspended to any extent caused by such damage or the repair work, as determined by the Indians, in light of the part, if any, of the Baseball Facility being used by the Indians.

         17.3. UNTENANTABILITY. Notwithstanding any other provision of this
Article XVII, if the Baseball Facility is untenantable in whole or in any material part as a result of the City's inability to complete any Capital Repair, or a power failure on or offsite, or the event or events which gave rise thereto, then for the period of such untenantability, or during such longer period as may be reasonably necessary to enable the Indians to arrange for an alternate site, the Indians shall be entitled to make arrangements for an alternate site for its Spring Training Ballgames. During the period in which the Indians is playing its games at an alternate site, the Indians will not be responsible for any obligations accruing under this Agreement.


                                  ARTICLE XVIII

                             BASEBALL FACILITY NAME

         During the Term, the Baseball Facility will be known and referred to as the Chain O'Lakes Park, the Spring Training Home of the Cleveland Indians.

                                   ARTICLE XIX

                        NO MORTGAGE OF BASEBALL FACILITY

         The City represents to the Indians that it has not mortgaged the Baseball Facility, or any part thereof, and covenants with the Indians to not mortgage the Baseball Facility during the Term.


                                   ARTICLE XX

                                  MISCELLANEOUS

         20.1. FORCE MAJEURE. Except as otherwise herein expressly provided, if either party shall be delayed or hindered in, or prevented from, the performance of any covenant or obligation hereunder as a result of acts of God, fire or other casualty, earthquake, flood, epidemic, landslide, enemy act, war, riot, intervention by civil or military authorities of government, insurrection or other civil commotion, general unavailability of certain materials, strikes, boycotts,lockouts, labor disputes or work stoppage beyond the control of either party hereto, then the performance of such covenant or obligation, shall be excused for the period of such delay, hindrance or prevention and the period of the performance of such covenant or obligation shall be extended by the number of days equivalent to the number of days of such delay, hindrance or prevention. Without limiting the foregoing, in the event of a labor dispute or work stoppage involving professional baseball, the Indians shall have no obligation to conduct games, share revenue, pay expenses or do any other act related to the subject matter of this Agreement or have any liability to the City as a result thereof.

         20.2.    AMENDMENT; WAIVER.

         (a) No alteration, amendment or modification hereof shall be valid unless executed by an instrument in writing by the parties hereto with the same formality as this Agreement.

         (b) The failure of the Indians or the City to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, election or option, but the same shall continue and remain in full force and effect. No waiver by the Indians or the City of any covenant, agreement, term, provision or condition of this agreement shall be deemed to have been made unless expressed in writing and signed by an appropriate official on behalf of the City or the Indians. Neither the payment by either party of sums due and payable hereunder, with knowledge of the breach of any covenant, agreement, term, provisions or condition herein contained, shall be deemed a waiver of such breach.

         20.3. CONSENT. No consent or approval by the Indians or the City permitted or required under the terms of this Agreement shall be valid or be of any validity whatsoever unless the same shall be in writing, signed by the party by or on whose behalf such consent is executed.

         20.4. SEVERABILITY. If any article, section, subsection, term or provision of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the article, section, subsection, term or provision of this Agreement or the application of same to parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining article, section, subsection, term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         20.5. COVENANT OF QUIET ENVIRONMENT. The City covenants that if, and so long as, the Indians keeps and performs each and every covenant, agreement, term, provision and condition of this Agreement on the part and on behalf of the Indians to be kept and performed, the Indians shall quietly enjoy its rights under this Agreement without hindrance or molestation by the City or by any other person lawfully claiming the same by, through or under the City, subject to the covenants, agreement, terms, provisions and conditions of this Agreement.

         20.6. PRORATIONS. Any apportionment or prorations to be made under this Agreement shall be computed on the basis of a year containing three hundred sixty-five (365) days, consisting of twelve (12) months of the actual number of days in each.

         20.7. CAPTIONS. The captions of articles and sections are for convenient reference only and shall not be deemed to limit construe, affect, modify or alter the meaning of such Articles or sections.

         20.8. BINDING EFFECT. The covenants, terms, conditions, provisions and undertakings in this Agreement, or in any renewals thereof, shall extend to and be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the respective parties hereto as if they were in every case named and expressed in whatever reference is made to either of the parties hereto it shall be held to include and apply also to the heirs, personal representatives, executors, administrators, successors and assigns of such party as if in each case so expressed.

         20.9. AGREEMENT CONTAINS ALL TERMS. This Agreement contains the entire agreement and understanding between the parties. There are no oral understandings, terms or conditions neither party has relied on any representation, expressed or implied, not contained in this Agreement or the simultaneous or prior writing heretofore. All prior understandings, terms and conditions, including the Memorandum of Agreement, are deemed to merge in this Agreement, and this Agreement cannot be changed or supplemented orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         20.10. NOTICES. All notices, demands, consents, approvals, statements, requests and invoices to be given under this Agreement shall be in writing, signed by the party or officer, agent or attorney of the party giving the notice, and shall be deemed to have been effective upon delivery if served personally, or upon the third day from and including the day of posting if deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

                For the City:             The City of Winter Haven, Florida
                                          451 Third Street, N.W.
                                          Winter Haven, Florida 33881
                                          Attention: City Manager
                                          With a Copy to Attention: Mayor

                For the Indians:          Cleveland Indians Baseball Company
                                          Limited Partnership
                                          Cleveland Municipal Stadium
                                          Cleveland, Ohio 44114
                                          Attention: President

                With a copy to:           Baker & Hostetler
                                          3200 National City Center
                                          Cleveland, Ohio 44114
                                          Attention: Gary L. Bryenton

         20.11. APPLICABLE LAW; VENUE. This Agreement shall be governed by the laws of the State of Florida. Venue for any judicial proceedings pertaining to this Agreement shall be in Polk County, Florida.

         20.12. CROSS REFERENCES. Any reference in this Agreement to a section, subsection, article or exhibit is a reference to a section, subsection, article or exhibit, as appropriate, of this Agreement, unless otherwise expressly indicated.

         20.13. REPRESENTATIVES. The Indians' representative for implementation of the terms of this Agreement shall be Richard E. Jacobs, or such individual or individuals designated, in writing, by Richard E. Jacobs to act for the Indians on certain specified matters. The City's representative for implementation of the terms of this Agreement shall be the City Manager. Either party may substitute representatives by notice to the other party delivered in accordance with Section 20.10.

         20.14. EFFECTIVE DATE. This Agreement shall be a legally binding agreement, in full force and effect, as of the date set forth in the first paragraph of this Agreement.

         20.15. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         20.16. ACCORD AND SATISFACTION. Payment by any party, or receipt or acceptance by a receiving party, of any payment due hereunder in an amount less than the amount required to be paid hereunder shall not be deemed an accord and satisfaction, or a waiver by the receiving party of its right to receive and recover the full amount of such payment due hereunder, notwithstanding any statement to the contrary on any check or payment or on any letter accompanying such check or payment. The receiving party may accept such check or payment without prejudice to the receiving party's right to recover the balance of such payment due hereunder or to pursue any other legal or equitable remedy provided in this Agreement.

         20.17. FURTHER ASSURANCES. The City and the Indians shall execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and shall take such further actions as the City or the Indians shall reasonably request of the other in order to fulfill the intent of this Agreement and the transaction contemplated thereby.

         20.18. RETAINED REVENUES. Unless otherwise expressly provided for in this Agreement, the Indians shall be entitled to receive and retain all revenues generated by the operations of the Indians or derived from the ownership of the franchise rights to the Indians, including, but not limited to, radio, television, broadcast or other media fees.

         20.19. NO THIRD PARTY BENEFICIARY. The provisions of this Agreement are for the exclusive benefit of the parties hereto and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person.

         20.20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         20.21. NO GENERAL OBLIGATION. In no event shall any obligation of the City under this Agreement be or constitute a general obligation or indebtedness of the City, a pledge of the ad valorem taxing power of the City or a general obligation or indebtedness of the City within the meaning of the Constitution of the State of Florida or any other applicable laws, but shall be payable solely from legally available revenues and funds. The Indians do not have the right under this Agreement to compel the exercise of the ad valorem taxing power of the City or any other governmental entity or taxation in any form on any real or personal property to pay the City's obligations or undertaking hereunder.

         20.22. RECORDABLE MEMORANDUM OF USE AGREEMENT. If requested by either party, the City and the Indians agree to execute, in recordable form, the "Memorandum of Amended and Restated Use Agreement," in substantially the form attached hereto as Exhibit "C," and agree, authorize and hereby direct such Memorandum to be recorded in the public records of Polk County, Florida, as soon as possible after execution thereof. The parties further agree that in the event the Memorandum has been recorded, upon the termination or expiration of this Agreement they will execute and have recorded a memorandum or other instrument evidencing that this Agreement has expired or terminated.


                                   ARTICLE XXI

                         REPRESENTATIONS AND WARRANTIES

         21.1. INDIANS' REPRESENTATIONS AND WARRANTIES. The Indians represents and warrants as follows, as of the date hereof and at all times hereafter during the Term that:

         (1) The Indians is a duly organized and validly existing limited partnership under the laws of the State of Ohio;

         (2) The Indians has full power and authority to execute, deliver and perform its obligations under this Agreement;

         (3) All requisite partnership action has been taken by or on behalf of the Indians to authorize the execution and delivery by the Indians of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a legally valid and binding obligation of the Indians enforceable in accordance with its terms; and

         (4) The execution and delivery by the Indians of this Agreement and the performance by the Indians of its obligations hereunder does not conflict with or violate any provision of the Indians' Limited Partnership Agreement or Certificate of Limited Partnership or any applicable law to which the Indians is subject, nor does it conflict with, violate or constitute a default under any contract or other obligation, subject to the required approval set forth in Article XXII hereof, binding upon the Indians.

         21.2. CITY'S REPRESENTATIONS AND WARRANTIES. The City represents and warrants as follows, as of the date hereof and at all times hereafter during the Term that:

         (1) The City is a validly existing municipal corporation of the State of Florida;

         (2) The City has full power and authority to execute, deliver and perform its obligations under this Agreement;

         (3) The governing body of the City has approved this Agreement in all respects and that all corporate and municipal action has been taken by or on behalf of the City to authorize the execution and delivery by the City of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a legally valid and binding obligation of the City enforceable in accordance with its terms;

         (4) The execution and delivery by the City of this Agreement and the performance by the City of its obligations hereunder does not conflict with or violate any provision of the City's charter (or similar governing document) or any applicable law to which the City is subject, nor does it conflict with, violate or constitute a default under any contract or other obligation binding upon the City;

         (5) The City owns fee simple title to the Baseball Facility free and clear of liens and encumbrances thereon; and

         (6) There are no City or local laws, regulations or ordinances that require the Indians to obtain any licenses or permits to conduct its business in accordance with the terms of this Agreement.

                                  ARTICLE XXII

                              MAJOR LEAGUE APPROVAL

         All of the terms and conditions of this Agreement must be approved by the Commissioner of Major League Baseball and the President of the American League. The City and the Indians acknowledge that this Agreement and other related documents may be amended to add such notice and approval provisions as may be required by the Commissioner of Major League Baseball and the President of the American League. The City acknowledges that approval may be given or withheld or actions taken as described in this Article XXII in the discretion of such persons. After execution hereof by the City, the Indians shall promptly request approval of this Agreement.


                                  ARTICLE XXIII

                         TICKET AND PROMOTIONS AGREEMENT

         23.1. COMMUNITY PARTICIPATION. The City and the Indians acknowledge that to make this project a more viable, economic enterprise the full support of the community is needed. Therefore, the City shall request the Winter Haven Chamber of Commerce or such other sources acceptable to the Indians to use their good faith efforts to: (a) sell at least 15,000 admission tickets to Spring Training Ballgames at regular admission prices during each Spring Training Season, (b) obtain sponsors who will expend at least $25,000 each Spring Training Season to promote Spring Training Ballgames through radio, television, newspapers, merchant posters and banners, and similar media in the Winter Haven area, and (c) sponsor a season ticket drive for each Spring Training Season during a four (4) week period determined by Indians each Term Year. All promotional materials shall be submitted to the Indians for the Indians approval prior to their distribution or use. It is understood and agreed by the City and the Indians that if, after reasonable good faith efforts by the City, the goals of this Section 23.1 are not met; such event shall not constitute a breach or default of this Agreement by the City nor shall it excuse or release the Indians from any of its obligations under this Agreement.

         23.2. INDIANS' PROMOTIONS. The,Indians will provide during the Term, one (1) scoreboard message at each regular season home game for the purpose of promoting travel to Winter Haven, the Indians' Spring Training Headquarters. The City shall provide, at the City's cost and expense, appropriate scoreboard message copy, which message copy shall be subject to the approval of the Indians.

         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        CITY OF WINTER HAVEN, FLORIDA

ATTESTED BY:

/s/ Gladys L. Larson                        By /s/  Ellie Therlkel
-----------------------------------         -----------------------------------
City Clerk (Deputy)                         Mayor


APPROVED AS TO FORM:
/s/ Robert J. Antonelli
-----------------------------------



City Attorney

                                   CLEVELAND INDIANS BASEBALL COMPANY LIMITED
                                   PARTNERSHIP, an Ohio limited partnership

                              By: CLEVELAND BASEBALL CORPORATION,
                                   an Ohio corporation and its general partner


                                    By:  /s/  Dennis Lehman
                                       ----------------------------------------
                                    Its:   E.V.P.
                                        -------------------------------------
/s/  ??? McAfee
-----------------------------------
/s/  Beverly Taliaferro
-----------------------------------
(Witnesses as to Indians)

                           FIRST AMENDMENT TO AMENDED
                           AND RESTATED USE AGREEMENT


                  THIS FIRST AMENDMENT TO AMENDED AND RESTATED USE AGREEMENT (this "Amendment") is made as of this 11th day of February 1994, by and between the CITY OF WINTER HAVEN, Florida, a Florida municipal corporation (the "City"), and CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP, an Ohio limited partnership (the "Indians") .

                  WHEREAS, the Indians and the City have entered into that certain Amended and Restated Use Agreement dated October 15, 1993 (the "Agreement"); and

                  WHEREAS, the Indians and the City have agreed to make certain amendments and modifications to the Agreement to reflect the Indians, exclusive right to control concession sales at the Baseball Facility (all capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement), and the build-out and equipping of certain concession areas and concession equipment as more fully set forth in this Amendment.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1. ADDITIONAL DEFINITIONS. The following additional defined terms are hereby added to Article I of the Agreement:

         (A) "Concession Equipment" means the kitchen and retail food and beverage preparation and service equipment, smallwares and devices, cash registers, telephone and other concession equipment as more fully described on Exhibit A, attached hereto and made a part hereof.

         (B) "Concession Facilities"' means all concession stands and booths, beer gardens, concession storage and dressing rooms, loading docks and facilities, gift shops and concession offices which are presently located in the Baseball Facility or may hereafter be constructed, relocated or expanded within the Baseball Facility.

         (C) "Concession Revenue" means Gross Concession Revenues less all sales taxes paid thereon.

         (D) "Concessionaire" means such professional concession operator selected by the Indians and approved by the City, which approval shall not be unreasonably withheld, as the same may be replaced from time to time by the Indians. The initial Concessionaire shall be Sportservice Corporation, a New York corporation.

         (E) "Gross Concession Revenues" means all gross receipts collected from the sale of Refreshments and Merchandise and any sublicensing revenues pertaining to Refreshments and Merchandise received from third-party vendors.

         (F) "Merchandise" means all novelties, souvenirs (excluding Indians periodicals, programs and publications), binoculars, seat cushions (which may be sold or rented), clothing, garments, and any other appropriate merchandise as shall be approved from time to time by the Indians for sale at the Baseball Facility.

         (G) "Refreshments" means all refreshments, confectioneries, beverages (including alcoholic beverages to extent permitted by applicable law, now or hereafter in effect), snacks, tobacco products and all other food products as may be approved from time to time by the Indians for sale at the Baseball Facility.

         (H) "Utility Services" means all utilities necessary for the operations of Concession Facilities or Concession Equipment, including, but not limited to HVAC, water, electricity, sewage, general lighting, gas for cooking and local telephone services.

         1.1. DELETION OF DEFINITION. The definition of Gross Concession Revenue previously set forth in Section 1.1(p) of the Agreement is hereby deleted in its entirety.


                                   ARTICLE II

                              CONCESSION OPERATIONS

         2.1. INDIANS' CONTROL OF CONCESSION OPERATIONS. The Indians shall be responsible for the management and operation of all concession operations at the Baseball Facility during Indians' Events. The Indians may subcontract all or any portion of the Indians' concession rights and obligations to the Concessionaire. Any concessionaire for the Ballpark Facility shall meet the qualifications agreed to by the City and the Indians and shall offer for sale concession products of a nature, quality, and price determined by the Indians and approved by the City. The City shall retain complete and exclusive control over the choice of concessionaire, concession equipment, and concession facilities for any and all non-Indians events and the Indians shall not share in any concession revenue from such non-Indians events.

         2.2. CITY'S RESPONSIBILITIES. The City shall continue to be responsible for any and all costs of constructing the Concession Facilities and providing the Concession Equipment, including, the construction, renovation and provision of the Concession Facilities and Concession Equipment as described on Exhibit B, attached hereto and made a part hereof. The City shall be responsible for the repair and replacement of all Concession Facilities and Concession Equipment in need of repair and replacement due to normal wear and tear or damage; provided such damage is not caused by the improper use of such Concession Facilities or Concession Equipment by the Indians or the concessionaire. The City shall ensure that there are proper and adequate Utility Services, Concession Facilities and connections of Utility Services to Concession Facilities and Concession Equipment. The City shall pay all costs and expenses of Utility Services, excluding long distance telephone charges incurred by the Indians or the Concessionaire.

         2.3. ADDITIONAL AMENDMENTS TO USE PROVISIONS OF AGREEMENT. The word "Concession" in Section 2.3(a)(i) of the Agreement is hereby deleted. Section 2.3(a)(vi) of the Agreement is hereby deleted in its entirety and Section 2.3(a)(vii) is hereby renumbered to be Section 2.3(a)(vi). Section 2.3(c)(2) is hereby deleted in its entirety and inserted in lieu thereof is the following new
Section 2.3(c)(2):

                  "The City will operate the parking at the Baseball Facility. If during the Term, the City decides to contract with any third-party (which could be the Indians, or an affiliate thereof) to operate and manage the parking at the Baseball Facility, then prior to doing so the City will give notice to that effect to the Indians and will consult with the Indians regarding qualifications of any proposed parking managers."

         Section 2.3(d) is hereby amended by inserting a period after the word "Events" in the sixth line thereof and deleting all of the remaining language thereafter.


                                   ARTICLE III

                               CONCESSION REVENUES

                  3.1. CITY CONCESSION REVENUES. The words "(b) Eighty Percent (80%) of the Gross Concession Revenue," in Section 6.1 of the Agreement are hereby deleted and inserted in lieu thereof is the following:

                  "(b)(i) 21% of the annual Concession Revenue from the sale of all Refreshments up to $275,000, plus 21.75% of all annual

                  Concession Revenues for the sale of all Refreshments in excess of $275,000 up to $325,000 plus 22.50% of all annual
                  Concession Revenue from the sale of all Refreshments in excess of $325,000, and (ii) 20% of Concession Revenues from the sale of all Merchandise, except tobacco products."


         3.2. INDIANS' CONCESSION REVENUES. The words "(a) Twenty Percent (20%) of the Gross Concession Revenues," set forth in Section 6.3 of the Agreement are hereby deleted in their entirety and the following is hereby inserted in lieu thereof:

                  "(a) all Gross Concession Revenues not otherwise due and payable to the City as set forth in Section 6.1 above".

         3.2. PAYMENTS. Section 6.4 of the Agreement is hereby amended to provide that all Gross Concession Revenue shall be collected by the Indians or the Concessionaire. The Indians or the Concessionaire shall provide the City with a weekly report of Gross Concession Revenues and make the payments to the City in accordance with the provisions contained in Section 6.4 of the Agreement.

         3.3. SALES TAXES ON GROSS CONCESSION REVENUES. Section 9.3 of the Agreement is hereby amended to delete the words "City's Gross Concession Revenues" therefrom.


                                   ARTICLE IV

                              CONCESSIONAIRE RIGHTS

         The City hereby agrees that the Indians may grant all of the concession rights and obligations as provided in the Agreement as amended by this Amendment to the Concessionaire pursuant to an agreement by and between the Indians and the Concessionaire.


                                    ARTICLE V

                                EXCLUSIVE RIGHTS

         The concession rights set forth in the Agreement as amended by this Amendment are exclusive to the Indians and the Concessionaire. The City shall prohibit vendors, peddlers or persons other than the Indians and/or the Concessionaire to vend, otherwise sell, or distribute any Refreshments or Merchandise in, on, or about the Baseball Facility, during any Indians' Event. The City further agrees that in keeping with the exclusivity of the Indians' and Concessionaire's rights hereunder, neither the City nor its agents or employees will sell any products covered by the Agreement as amended by this Amendment or any products which will conflict or compete with the products to be sold hereunder.


                                   ARTICLE VI

                               NO OTHER AMENDMENTS

                  Except as set forth in this Amendment, there are no other amendments, modifications or changes to the Agreement and the Agreement shall remain in full force and effect.

         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                            CITY OF WINTER HAVEN FLORIDA


ATTESTED BY:

/s/ Sarah Lee Shumate                        By: /s/ Ellie Threlkel
---------------------------                      -------------------------
City Clerk                                        Mayor



APPROVED AS TO FORM:
/s/ Robert J. Antonello
--------------------------
City Attorney                        CLEVELAND INDIANS BASEBALL COMPANY LIMITED
                                      PARTNERSHIP, an Ohio limited partnership


                                      By: CLEVELAND BASEBALL CORPORATION,
                                          an Ohio corporation and its general
                                          partner

/s/ illegible
------------------------             By: /s/  Dennis Lehman
                                             --------------------------
                                             Vice President
/s/ Constance D. Kress                    Its:--------------------------
--------------------------
(Witnesses as to Indians)

                         SECOND AMENDMENT TO AMENDED AND
                             RESTATED USE AGREEMENT


     THIS SECOND AMENDMENT TO AMENDED AND RESTATED USE AGREEMENT (this "Second Amendment") is made as of this 11th day of February, 1994, by and between the CITY OF WINTER HAVEN, Florida, a Florida municipal corporation (the "City"), and CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP, an Ohio limited partnership (the "Indians").

     WHEREAS, the Indians and the City entered into that certain Amended and Restated Use Agreement dated October 15, 1993 (the "Agreement"); and

     WHEREAS, the Indians and the City have, concurrent with the entering of this Second Amendment, entered into a First Amendment to Amended and Restated Use Agreement (the "First Amendment"); and

     WHEREAS, it is the intent of Indians and the City that this Second Amendment be effective only through December 31, 1994. However, to the extent of matters covered herein, this Second Amendment shall supersede the Agreement and the First Amendment notwithstanding any provisions, agreements, or obligations in either of the previous documents which are in conflict herewith.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                      CITY'S MERCHANDISE CONCESSION RIGHTS

     The City shall have the exclusive right to vend, otherwise sell, or distribute merchandise (as defined in the First Amendment) in, on, or about the Baseball Facility, during any Indians' Event, or during any other event, until December 31, 1994 at which time this right shall expire.

                                   ARTICLE II

                                EXCLUSIVE RIGHTS

     The City's merchandise concession rights set forth in this Second Amendment are exclusive to the City. The Indians shall prohibit vendors, peddlers or persons other than the City to vend, otherwise sell, or distribute any merchandise in, on, or about the Baseball Facility, during any Indians' Event. The Indians further agree that in keeping with the exclusivity of the City's merchandise concession rights hereunder, neither the Indians or its agents, employees or assigns will sell any products covered by this Second Amendment or any products which will conflict or compete with the products to be sold hereunder.


                                   ARTICLE III

                         MERCHANDISE CONCESSION REVENUES

     All revenues from the sale of merchandise hereunder shall be collected by the City. The City shall pay to the Indians twenty percent (20%) of said merchandise concession revenues. The City shall make payments to the Indians in accordance with the provisions contained in Section 6.4 of the Agreement. No third party shall be entitled to share in said revenues.


                                   ARTICLE IV

                               NO OTHER AMENDMENTS

     Except as set forth in the First Amendment and this Second Amendment, there are no other amendments, modifications or changes to the Agreement. It is the intent of the parties that where not inconsistent herewith, the Agreement and the First Amendment shall remain in full force and effect, and subsequent to December 31, 1994 the parties shall operate exclusively in accordance with the Agreement and the First Amendment as they presently exist.

     IN WITNESS THEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

                                   CITY OF WINTER HAVEN, FLORIDA

ATTESTED BY:
/s/ Sarah Lee Shumate               By: /s/ Ellie Threlkel
----------------------              ---------------------------
City Clerk                           Mayor



APPROVED AS TO FORM:




                                  CLEVELAND INDIANS BASEBALL COMPANY
                                    LIMITED PARTNERSHIP, an Ohio
                                    limited partnership

                                  By: CLEVELAND BASEBALL CORPORATION,
                                         an Ohio corporation and its
                                         general partner


/s/ illegible                           By: /s/ Dennis J. Lehman
-----------------------                 -----------------------
/s/ Constance D. ?                     Its: Exec V.P.
-------------------------                  ----------------------
(Witnesses as to Indians)


STATE OF FLORIDA        )
                        )
COUNTY OF POLK          )

     I HEREBY CERTIFY, that on this l1th day of February, 1994, before me personally appeared Ellie Threlkel as Mayor and Sarah Lee Shumate as City Clerk respectively, of the CITY OF WINTER HAVEN, FLORIDA, a municipal corporation under the laws of the State of Florida, who are personally known to me to be the persons described in and who executed the foregoing Second Amendment and severally acknowledged the execution thereof to be their free act and deed as such officers, for the uses and purposes therein mentioned; and that they affixed thereto the official seal of said corporation, and the said instrument is the act and deed of said corporation and who do not take an oath.